Exhibit 107
CALCULATION OF FILING FEE
Form S-8
(Form Type)

Halliburton Company
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $2.50 par value per share	Rule 457 (c) and (h)	20,000,000	$37.10	$742,000,000	0.00014760	$109,519.20
TOTAL			20,000,000		$742,000,000		$109,519.20
(1)This Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.
(2)Estimated in accordance with Rules 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Computation based upon the average of the high and low prices of the Registrant’s common stock as reported on NYSE on May 8, 2024.